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                                                                   EXHIBIT 10.39


                                    EXHIBIT A

                      TERMS AND CONDITIONS OF OPTION GRANT
                           AND/OR STOCK PURCHASE UNDER
                                MICROHELIX, INC.
                       2002 NONQUALIFIED STOCK OPTION PLAN

      These Terms and Conditions apply to an option grant or stock sale made to you by the Company pursuant to its 2002 Nonqualified Stock Option Plan (the "Plan").

1. YOUR REPRESENTATIONS. The Company is relying on your ability to make these representations, in part in order to remain in compliance with laws governing sale or transfer of securities. Your ability to make them is a condition of the Company's ability to sell you Shares, or grant you Options. Any capitalized terms not otherwise defined herein, shall have the meanings given in the Plan. You represent these things:

      1.1 INVESTMENT INTENT; FINANCIAL CAPABILITY. Your good faith intention in acquiring the Shares is to hold them for your own benefit for an indefinite period. You don't have any current intention to sell or transfer any of them. Whatever you are paying for Shares (or if you are getting options, whatever you ultimately elect to pay) will be an amount you can afford to be without for an indefinite period, or even to lose completely.

      1.2 INVESTIGATION OF TERMS AND VALUE. You have made whatever investigation you think you need to feel well informed with your understanding of the terms under which these securities are issued, and also with the value being placed on them. You know you can talk to any counselor you wish about it, and confirm you have had a chance to do that before you signed anything.

      1.3 TRANSFER RESTRICTED. There may be several types of restrictions on your ability to transfer your securities. The restrictions may include:

            1.3.1 YOUR AGREEMENTS. You understand that if you are being granted Options, they are not transferrable at all, and that if you are being sold Shares there may be restrictions on its transfer derived from a Shareholder Agreement. If the Shares you are purchasing are subject to a Shareholder Agreement, it is attached hereto as an Exhibit.

            1.3.2 SECURITIES LAW. Aside from the restrictions your Shareholder Agreement may impose, you also understand that the Shares must be held indefinitely unless they are registered as the law requires. While there are some exemptions from registration available, the most common ("Rule 144") is only available upon the satisfaction of certain conditions, including a required holding period. While other exemptions may be available, the conditions attached to them may be difficult to satisfy. Also, the restrictions are stricter if you are an officer or director of the Company, or a beneficial owner of ten percent or more of any class of the Company's equity securities.



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      1.4 LEGENDS WILL BE ON CERTIFICATE. The certificate representing the
Shares will bear a legend that tells people their transfer is prohibited, absent registration or an opinion of counsel acceptable to counsel for the Company that registration is not required.

2. BEING GRANTED OPTIONS. If you are being granted Options, these terms and conditions apply to you.

      2.1 NATURE OF OPTION. The Option is a "NONQUALIFIED" option and it is not intended to qualify as an "Incentive Stock Option", as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

      2.2 EXERCISE PRICE. The Exercise Price for the Option shall be determined by the Board of Directors of the Company.

      2.3 EXERCISE. You may exercise the Option as follows:

            2.3.1 WHEN EXERCISE BECOMES POSSIBLE. Your Option becomes exercisable on the dates described in the exercise schedule in the Stock Option or Grant Agreement. No more option rights can become exercisable once you are no longer an Employee or Consultant. (The terms "Employee" and "Consultant" shall have the same meaning given them in the Plan).

            2.3.2 WHEN EXERCISE STOPS BEING POSSIBLE. Your right to exercise the Option ends when the term of the Option expires. Notwithstanding the foregoing, your right to exercise will terminate at the end of a fixed period of time after your service as an Employee or Consultant ends. That fixed period of time is three months unless otherwise provided for by the Board. It gets extended to twelve months if you stop being an Employee because you are permanently and totally disabled, or because you die, unless otherwise provided for by the Board. (If you die, your estate may exercise your Option for you.)

            2.3.3 NO FRACTIONAL SHARES. You may not exercise this Option for a fraction of a Share.

            2.3.4 HOW TO EXERCISE. You exercise your Option by sending the Company your Notice of Exercise. The Company may amend the form from time to time, but the current form is attached as Exhibit C (if you are getting shares directly, not options, Exhibit C will be different). Fill it out, sign it, and deliver it in person or by certified mail to the Company's President, Secretary, or Chief Financial Officer. Include payment -- the exercise is not valid without it.

            2.3.5 WHAT TO PAY. You must pay the option exercise price, when you exercise your Option. Pay it in cash, cashier's or certified check, or collected funds, or any other form of consideration authorized by the Plan. If the fair market value of the Shares on the date you exercise your Option is higher than the exercise price, you must also pay to the Company any deposits required to meet the Company's applicable tax withholding obligations or other payroll deduction obligations. That is because you are getting the Option in part because you are performing services for the Company, so the IRS considers the difference between fair market value of the Shares and the exercise price to be ordinary income which you receive on the date you exercise your Option. Then, when


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      you resell the Shares, any difference between the sale price, and the fair market value of the Shares on the date of exercise will be treated as capital gain or loss. If the Shares you receive upon the exercise of your Option are subject to vesting conditions, review Section 3.2.2 below, regarding an 83(b) election.

            2.3.6 WARNING. The Company cannot issue Shares unless it can do so legally, and in a way that complies with the rules of any stock exchange (including NASDAQ) upon which the Shares may then be listed. The Company may not be able to issue the Shares unless a registration under applicable federal and/or state law is in effect at the time of exercise, unless the Company's counsel is satisfied an exemption is available. You may need to make additional representations or warranties to qualify for exemptions from registration.

            2.3.7 ISSUANCE OF SHARES. Assuming everything has been correctly done and all rules and laws complied with, the Shares will be considered issued to you on the date your Option is exercised.

      2.4 OPTIONS NOT TRANSFERABLE EXCEPT BY WILL. You can't transfer this Option, except through your will or through the laws of intestacy. The terms of the Option bind your estate, its executors and administrators, and your heirs and successors.

3. PURCHASING SHARES. If you are purchasing Shares directly, these terms and conditions apply to you.

      3.1 SUBSCRIPTION. Your execution of the purchase documents constitutes your subscription for the Shares.

            3.1.1 PAYMENT. You agree to pay for the Shares at the Purchase Price times the number of shares to be issued.

            3.1.2 TAX DEPOSIT. If the fair market value of the Shares on the date you buy them is higher than the price you are paying, you must also pay to the Company any deposits required to meet the Company's applicable tax withholding obligations or other payroll deduction obligations. That is because you are getting the Shares in part because you are performing services for the Company, so the IRS considers the difference between fair market value and purchase price to be ordinary income which you receive on the date you purchase the Shares. Then, when you resell the Shares, any difference between the sale price, and the fair market value of the Shares on the date of purchase will be treated as capital gain or loss.

      3.2 VESTING CONDITIONS.

            3.2.1 WHERE SHOWN. Any vesting conditions that apply on the date the Shares are issued will be shown on the Stock Subscription Agreement. The Shareholder Agreement will define what restrictions apply to Shares as to which the vesting conditions have not yet been satisfied ("Unvested Shares").

            3.2.2 WARNING FOR UNVESTED SHARES: CONSIDER 83(B) ELECTION. If your Shares are subject to vesting conditions, the IRS will delay the official "purchase" date for tax purposes, unless you make an election that you don't want them to do that. Your election


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      is called an "83(b) Election." Filing an "83(b) Election" allows you to be treated as having acquired the Shares on the date they were issued to you, whether or not the vesting conditions are satisfied yet. If the Shares increase in value before the vesting conditions are satisfied, filing the 83(b) Election will be an advantage to you, however filing the 83(b) Election could be a disadvantage to you if the Shares decrease in value prior to a disposition, including a disposition to the Company arising out of a failure to satisfy vesting conditions. YOU MUST MAKE A SECTION 83(B) ELECTION NO LATER THAN THIRTY DAYS AFTER PURCHASE, OR LOSE THE OPPORTUNITY TO DO SO. If you are buying Shares subject to a vesting schedule, an 83(b) Election Form and further description is attached as Exhibit C (Exhibit C will be different if you are getting options and not Shares).

      3.3 SHAREHOLDER AGREEMENT. Shares issued now may be subject to a Shareholder Agreement which, if applicable, will be provided to you along with these Terms and Conditions. You will execute a copy of the Shareholder Agreement if the Company asks you to, but even if you are not asked to execute it and it is attached hereto as an exhibit, the Shareholder Agreement applies to all your Shares acquired as part of the Shares purchase.

4. OTHER ISSUES.

      4.1 TERMS SUPPLEMENT PLAN. The words used here are used in the same sense as they are used in the Plan. Please refer to it for clarification, if needed. Also, the Plan controls over any other document, with respect to grants of stock or options under it.

      4.2 NO FURTHER OBLIGATION. You confirm that the Company has no obligation to issue or sell any additional securities to you.

      4.3 PROPRIETARY INFORMATION. The Company may provide you from time to time with information that is proprietary to the Company. The Company and you agree that these things are "Proprietary Information": all correspondence between you and the Company, documents, corporate records (including minutes and stock records), employee lists, financial statements, trade secrets, processes, data, know-how, improvements, inventions, techniques, marketing plans and strategies, and information concerning customers or vendors of the Company.

            4.3.1 YOUR OBLIGATION. You will keep all Proprietary Information confidential while you hold the Shares (or Options for them), and for three years after that. You won't use the Proprietary Information, or disclose it to anyone else. (As an Employee or Consultant, you may have additional obligations with respect to Proprietary Information you receive. Particularly, if you are subject to an Employment Nondisclosure and Development Agreement or any other agreement with the Company which provides for a longer nondisclosure or confidential period, such agreement will control in regards to the length of time that you must maintain the confidentiality of Proprietary Information.)

            4.3.2 RESERVATION. The Company does not intend to limit your rights under law, as a shareholder, to receive information, or to use it for proper shareholder purposes.

      4.4 JURISDICTION AND LAW. These Terms and Conditions are part of the option grant or stock grant issued by the Company and are considered executed and entered into in the State of Oregon. It will be governed by and interpreted under the laws of that state. Any litigation


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relating to it will be brought only in the state or federal courts located in
Portland, Oregon. You and the Company each waive whatever rights may exist to a jury trial in any such litigation (unless that waiver cannot be legally made in advance of trial). The Company and you both consent to exclusive jurisdiction in Oregon.


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